EXECUTION COPY

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”), by and between Avon Products, Inc. (the “Corporation”) and Andrea Jung (the “Executive”), is dated as of October 4, 2012. Any capitalized terms used herein without definition have the meanings assigned to such terms under the Employment Agreement between the Corporation and the Executive dated as of December 13, 2011 (the “Employment Agreement”).

WHEREAS, the Executive is currently employed by the Corporation as its Executive Chairman pursuant to the terms of the Employment Agreement;

WHEREAS, as a result of the successful transition of duties to the Corporation's new Chief Executive Officer since her commencement of employment on April 23, 2012, the Corporation and the Executive have agreed to adjust the scope of the Executive's position and duties for the duration of the Executive's Employment Term; and

WHEREAS, the Corporation and the Executive have agreed that the Executive shall cease to serve as the Corporation's Executive Chairman and resign from the Board effective as of December 31, 2012, and the Executive shall thereafter remain employed by the Corporation as a Senior Advisor for the duration of the Employment Term;

NOW, THEREFORE, the Corporation and the Executive hereby agree as follows:

1.    Transition of Duties; Senior Advisor Role. Section 3 of the Employment Agreement is hereby amended to add a new clause (c) thereof to read as follows:

“(c)    Transition of Duties; Senior Advisor Role. Notwithstanding the forgoing, the Executive shall cease to serve as the Corporation's Executive Chairman and resign from the Board effective as of December 31, 2012 (the “Transition Date”). Commencing on the Transition Date and continuing for the duration of the Employment Term (the “Senior Advisory Period”), the Executive will remain employed by the Corporation with the title of Senior Advisor. In her capacity as Senior Advisor, the Executive will continue to assist the Board on matters relating to the Corporation, as reasonably determined by the Board. During the Senior Advisory Period, the Executive will report directly to the Board, and she agrees to devote that portion of her business time to the business and affairs of the Corporation as is reasonably necessary to fulfill her duties hereunder (as determined in consultation with the Board), it being understood that the Executive may engage in other business activities that do not conflict with Section 12 of the Employment Agreement or the Executive's duties as Senior Advisor to the Corporation.”

2.    Continuation of Salary, Incentive Compensation and Benefits. For all purposes of the Employment Agreement, except as provided in this Paragraph 2 and in Paragraph 3 below,

the Executive shall be treated as a continuing employee of the Corporation until such time as her employment as Senior Advisor terminates for any reason and the Executive will continue to receive her salary, incentive compensation opportunities and, to the extent permitted under the terms of the Corporation's employee benefit plans, employee benefits, each as set forth in the Employment Agreement for the duration of the Senior Advisory Period. Without limiting the generality of the foregoing, (i) the Executive's continued service as Senior Advisor during the Senior Advisory Period shall be treated as continued employment services for purposes of Executive's stock options and performance restricted stock unit awards (including, without limitation, with respect to the ability to grow into “retirement” treatment under the applicable awards based upon continued service with the Corporation) and (ii) the Executive shall continue to be eligible for coverage under the Corporation's medical plan and to grow into eligibility for retiree medical coverage under the Corporation's retiree medical plan during the period of Executive's continued services as Senior Advisor hereunder. From and after the Transition Date, the reference to “Executive Chairman” in Section 4(b) of the Employment Agreement shall be deemed to refer to “Senior Advisor.”

3.    SERP Benefit; Section 409A. The Corporation and the Executive hereby acknowledge and agree that, solely for purposes of Section 409A of the Code, the Executive shall be deemed to incur a “separation from service” as of the Transition Date and the timing of the payments to be made to the Executive under the SERP and with respect to any other vested nonqualified deferred compensation arrangements subject to Section 409A of the Code shall be determined accordingly. For purposes of calculating the Executive's benefit amount under the SERP as set forth in Section 6(g) of the Employment Agreement, the Corporation agrees that the Executive will be treated as having been employed with the Corporation through age 55 (i.e., September 18, 2013) and having actually attained age 55 as of the Transition Date for all purposes under the SERP (including, without limitation, for purposes of calculating any “Actuarial Equivalent” benefit as defined under the SERP), provided that the Executive remains employed as Senior Advisor through the SERP Payment Month (i.e., July 1, 2013) or becomes entitled to receive severance benefits under Section 6(d) of the Employment Agreement in connection with a termination of her employment as Senior Advisor prior to the SERP Payment Month . For the avoidance of doubt, in such event (i) calculation of the Executive's entitlement under the SERP shall be made using the same methodology that would have been applicable under the Employment Agreement if the Date of Termination occurred on October 1, 2013 (the first day of the month following the month in which Executive attained age 55) and (ii) the Supplemental Retirement Allowance shall be calculated (based on the assumptions described above) as of September 18, 2013 based on the Executive's age of 55 on such date and discounted back to the SERP Payment Month using the interest rate on 30-year Treasury securities for the month of November of the prior calendar year (but not less than 5%).

4.    No Severance Triggered by Transition. The Corporation and the Executive agree that the Executive's transition to the role of Senior Advisor on the Transition Date will not be deemed to result in a termination of Executive's employment without Cause by the Corporation or a Constructive Termination by the Executive (and therefore will not trigger any severance payments to the Executive). Additionally, the Corporation and the Executive agree that the term “Constructive Termination” under the Employment Agreement shall be amended as of the

Transition Date to insert the following proviso at the end of Section 15(m)(D)(1) of the Employment Agreement:

“; provided, however, that from and after the Transition Date, the preceding clause under this Section 15(m)(D)(1) shall instead be deemed to refer to a demotion to a position below that of Senior Advisor.”

In the event that during the Senior Advisory Period the Executive's employment is terminated by the Corporation without Cause, or the Executive terminates employment due to a Constructive Termination (as amended hereunder), the Executive shall remain entitled to receive the severance benefits provided under Sections 6(d), (e) or (f) of the Employment Agreement, as applicable.

5.    Continuation of Employment Agreement. Except as stated herein, the terms of the Employment Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment as of the date first set forth above.

AVON PRODUCTS, INC.

By: /s/ Jeff Benjamin
Name: Jeff Benjamin
Title: Senior Vice President, General Counsel and Chief Ethics & Compliance Officer

EXECUTIVE

/s/ Andrea Jung
Andrea Jung